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                      GLOBAL DATATEL, INC. AND SUBSIDIARIES


                                   EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                    Year Ended December 31,

                                                  1 9 9 9             1 9 9 8
                                                ------------       ------------


Basic earnings:

Net loss                                        $ (4,655,752)      $ (3,696,457)
                                                ------------       ------------

Shares:

Weighted common shares outstanding                22,352,926          6,836,755

Net loss per share                              $       (.21)      $       (.54)
                                                ============       ============

Diluted earnings:

Net loss                                        $ (4,655,752)      $ (3,696,457)
                                                ------------       ------------

Shares:

Weighted common shares outstanding                22,352,926          6,836,755

Employee stock options                                    --                 --

Other stock options                                       --                 --

Convertible note                                          --                 --
                                                ------------       ------------

Total weighted shares outstanding                 22,352,926          6,836,755
                                                ------------       ------------

Diluted net loss per common share               $       (.21)      $       (.54)
                                                ============       ============